News

DENBURY RESOURCES RESTORES 90% OF PRODUCTION
IMPACTED BY TROPICAL STORM HARVEY

PLANO, TX – September 6, 2017 – Denbury Resources Inc. (NYSE: DNR) (“Denbury” or the “Company”) today announced that over the last several days, production has been restarted at five of its six fields impacted by Tropical Storm Harvey. As of today, the Company estimates that approximately 90% of the 16,000 barrels of oil equivalent (“BOE”) per day of net production shut-in as of August 27 has been returned to production, and the Company has not identified any significant damage at these impacted fields. The only field that remains shut-in is Thompson Field, which had net production just prior to the storm of approximately 1,000 BOE per day. Production at Thompson Field is expected to return to full capacity over the next eight weeks, as flooding in that area subsides and personnel are able to access the field.

The primary impacts of the storm to date include minimal cleanup costs and temporarily shut-in production. The Company does not expect any insurance recovery related to the storm. The impact of Tropical Storm Harvey on third quarter’s production is estimated to be 2,000 – 2,200 BOE per day, and full-year production is still expected to be within our previously updated guidance of 60,000 – 62,000 BOE per day.

Christian S. Kendall, Denbury’s President and CEO commented, “Our thoughts and prayers are with all affected by this significant storm, including several Denbury families. Although the impact of the storm will be ongoing in the Houston area for quite some time, its effect on our operations was significantly limited due to our pre-storm preparations and the resilience of Denbury’s workforce. Above all, I am pleased that all our workers and their families remained safe throughout.”

Denbury is an independent oil and natural gas company with operations focused in two key operating areas: the Gulf Coast and Rocky Mountain regions. The Company’s goal is to increase the value of its properties through a combination of exploitation, drilling and proven engineering extraction practices, with the most significant emphasis relating to CO2 enhanced oil recovery operations. For more information about Denbury, please visit www.denbury.com.

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This press release, other than historical financial information, contains forward-looking statements that involve risks and uncertainties including estimated production effects of Tropical Storm Harvey. These statements are based on currently available information; however, management’s assumptions and the Company’s future performance are both subject to a wide range of business risks, and there is no assurance that these goals and projections can or will be met. Actual results may vary materially. In addition, any forward-looking statements represent the Company’s estimates only as of today and should not be relied upon as representing its estimates as of any future date. Denbury assumes no obligation to update its forward-looking statements.

DENBURY CONTACTS:
Mark C. Allen, Senior Vice President and Chief Financial Officer, 972.673.2000
John Mayer, Investor Relations, 972.673.2383

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